Exhibit 16.2

April 20, 2007

Via Facsimile: 202-772-9213

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:	China Entertainment Group, Inc. Commission File No. 000-29019

We have read the statements made by China Entertainment Group, Inc. (hereinafter the “Company”) concerning our firm in Item 4.01 of the Current Report on Form 8-K, which were provided to us and which we understand will be filed with the Commission on April 23, 2007, as part of the Company's Current Report on Form 8-K with a date of report of February 15, 2007. We agree with the statements concerning our firm in such Current Report on Form 8-K as they apply to our firm only.

Very truly yours,

/s/ Clancy and Co.
Clancy and Co., P.L.L.C.